Exhibit 99.1

Contact:
Diane Bessette
Chief Financial Officer
Lennar Corporation
(305) 229-6419
FOR IMMEDIATE RELEASE

Lennar Reports First Quarter 2026 Results
First Quarter 2026 Highlights
•Net earnings per diluted share of $0.93 ($0.88 excluding mark-to-market gains on technology investments)
•Net earnings of $229 million
•New orders increased 1% year over year to 18,515 homes
•Backlog of 15,588 homes with a dollar value of $6.0 billion
•Deliveries decreased 5% year over year to 16,863 homes
•Total revenues of $6.6 billion
•Homebuilding operating earnings of $373 million
◦Gross margin on home sales of 15.2%
◦S,G&A expenses as a % of revenues from home sales of 9.8%
◦Net margin on home sales of 5.3%
•Financial Services operating earnings of $91 million
•Multifamily operating earnings of $18 million
•Lennar Other operating loss of $5 million
•Homebuilding cash and cash equivalents of $2.1 billion
•No outstanding borrowings under the Company's $3.1 billion revolving credit facility
•Homebuilding debt to total capital of 15.7%
•Repurchased 2 million shares of Lennar common stock for $237 million
(more)

2-2-2
Miami, March 12, 2026 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its first quarter ended February 28, 2026. First quarter net earnings attributable to Lennar in 2026 were $229 million, or $0.93 per diluted share, compared to first quarter net earnings attributable to Lennar in 2025 of $520 million, or $1.96 per diluted share. Excluding pretax mark-to-market gains of $15 million on technology investments, first quarter net earnings attributable to Lennar in 2026 were $218 million, or $0.88 per diluted share. Excluding pretax mark-to-market losses of $63 million on technology investments, first quarter net earnings attributable to Lennar in 2025 were $567 million or $2.14 per diluted share.
Stuart Miller, Executive Chairman and Chief Executive Officer of Lennar, said, "Our first quarter of fiscal year 2026 was defined by the same persistent headwinds that have challenged the housing market for over three years - high mortgage rates, constrained affordability, cautious consumer sentiment, and geopolitical uncertainty, especially now including the recent conflict in Iran. As our results reflect, Lennar remained focused on executing our consistent operating strategy to maintain production and support housing supply, while driving structural improvements across our business."
"During the first quarter, we delivered 16,863 homes, generated 18,515 new orders, and maintained our disciplined, production-first operating strategy. Our average sales price was $374,000, reflecting the continued use of approximately 14% in incentives, along with base price adjustments necessary to sustain volume in a market where affordability remains the defining constraint. Gross margin came in at 15.2%, with SG&A of 9.8%, resulting in a net margin of 5.3%."
"Our strategy has been to actively design around the affordability challenge rather than waiting it out. We have focused on prioritizing volume to create durable scale advantages, delivering that volume at lower prices, and ultimately improving margins. Operationally, our starts pace of 3.4 homes per community per month and sales pace of 3.6 reflect a measured, even-flow approach across our 1,678 active communities. Our cycle time improved to 122 days, our shortest ever, and our inventory turn increased to 2.5 times, reflecting the strength of our land-light model, as well as improved execution across our construction operations and supply chain. Additionally, our construction costs improved just over 2.5% in the first quarter and have decreased 12% over the last two years, even as labor remains constrained and materials face constant pricing pressure."
"In the second quarter, we expect to deliver approximately 20,000 to 21,000 homes with gross margin improving to 15.5% to 16% and SG&A improving to 8.9% to 9.1%, as volume increases and the spring selling season unfolds."
Mr. Miller concluded, "While the broader market remains challenged in the near term, exacerbated by current events, we are continuing to operate with conviction and clarity. The fundamental shortage of housing in America has not been solved - demand is real, deferred, and building. As affordability gradually improves, as rates find a more stable footing, and as the nation begins in earnest to address the regulatory and entitlement barriers that constrain supply, Lennar is extremely well positioned for long-term growth. But, until then, we are building the homes America needs, at the prices the market can absorb, with an operating platform that is continuously improving and becoming more efficient every quarter."

3-3-3
RESULTS OF OPERATIONS
FIRST QUARTER 2026 COMPARED TO FIRST QUARTER 2025
Homebuilding
Revenues from home sales decreased 13% in the first quarter of 2026 to $6.3 billion from $7.2 billion in the first quarter of 2025. Revenues were lower primarily due to an 8% decrease in the average sales price of homes delivered and a 5% decrease in the number of home deliveries. New home deliveries were 16,863 homes in the first quarter of 2026, compared to 17,834 homes in the first quarter of 2025. The average sales price of homes delivered was $374,000 in the first quarter of 2026, compared to $408,000 in the first quarter of 2025. The decrease in average sales price of homes delivered in the first quarter of 2026 compared to the same period last year was primarily due to continued weakness in the market and an increased use of sales incentives offered to homebuyers.
Gross margins on home sales were $951 million, or 15.2%, in the first quarter of 2026, compared to $1.4 billion, or 18.7%, in the first quarter of 2025. During the first quarter of 2026, gross margins decreased primarily due to lower revenue per square foot and higher land costs year over year, which were partially offset by a decrease in construction costs, reflecting the Company's continued focus on cost-saving initiatives.
Selling, general and administrative expenses were $617 million in the first quarter of 2026, compared to $616 million in the first quarter of 2025. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 9.8% in the first quarter of 2026, from 8.5% in the first quarter of 2025, primarily due to less leverage as a result of lower revenues.
Financial Services
Operating earnings for the Financial Services segment were $91 million in the first quarter of 2026, compared to $143 million in the first quarter of 2025. The decrease in operating earnings was primarily due to lower lock volume and lower profit per locked loan.
Ancillary Businesses
Operating earnings for the Multifamily segment were $18 million in the first quarter of 2026, compared to a breakeven result in the first quarter of 2025. Operating loss for the Lennar Other segment was $5 million in the first quarter of 2026, compared to operating loss of $89 million in the first quarter of 2025. The Lennar Other operating loss for the first quarter of 2026 was primarily due to operating losses, which was partially offset by mark-to-market gains of $15 million on the Company's technology investments. The Lennar Other operating loss for the first quarter of 2025 was primarily due to mark-to-market losses of $63 million on the Company's technology investments.
Tax Rate
In the first quarter of 2026 and 2025, the Company had tax provisions of $69 million and $170 million, which resulted in an overall effective income tax rate of 23.1% and 24.6%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially

4-4-4
offset by tax credits. The decrease in the effective tax rate for the first quarter of 2026 compared to the prior period was primarily due to a charitable contribution of appreciated stock to the Lennar Foundation.
Share Repurchases
In the first quarter of 2026, the Company repurchased 2 million shares of its common stock for $237 million at an average share price of $118.54.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the second quarter of 2026:

New Orders	21,000 - 22,000
Deliveries	20,000 - 21,000
Average Sales Price	$370,000 - $375,000
Gross Margin % on Home Sales	15.5% - 16.0%
SG&A as a % of Home Sales	8.9% - 9.1%
Financial Services Operating Earnings	$100 million - $110 million

5-5-5
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased or continued high interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials and labor; changes in trade policy affecting our business, including new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties that may impact the cost of raw materials and other goods related to our homebuilding businesses; changes in U.S. and foreign governmental laws, regulations and policies, including retaliatory policies against the United States, that may impact our business operations; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings or the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land light strategy; problems exercising options to purchase homesites; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the potential negative impact to our business from public health issues; labor shortages and/or a decrease in the number of potential homebuyers due to increased enforcement of restrictions on immigration; possible unfavorable outcomes in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business; and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 28, 2026 and Quarterly Reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Friday, March 13, 2026. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1938 and entering 5723593 as the confirmation number.
###

6-6-6
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	First Quarter
	2026	2025
Revenues:
Homebuilding	$6,298,563	7,283,870
Financial Services	215,555	277,077
Multifamily	82,499	63,196
Lennar Other	22,859	7,402
Total revenues	$6,619,476	7,631,545

Homebuilding operating earnings	$373,028	809,273
Financial Services operating earnings	91,313	143,483
Multifamily operating earnings (loss)	17,859	(23)
Lennar Other operating loss	(5,246)	(89,283)
Corporate general and administrative expenses	(157,638)	(147,378)
Charitable foundation contribution	(16,863)	(17,834)
Earnings before income taxes	302,453	698,238
Provision for income taxes	(69,092)	(169,525)
Net earnings (including net earnings attributable to noncontrolling interests)	233,361	528,713
Less: Net earnings attributable to noncontrolling interests	3,978	9,187
Net earnings attributable to Lennar	$229,383	519,526

Basic and diluted average shares outstanding	244,438	262,733

Basic and diluted earnings per share	$0.93	1.96

Supplemental information:
Interest incurred (1)	$54,575	31,489

EBIT (2):
Net earnings attributable to Lennar	$229,383	519,526
Provision for income taxes	69,092	169,525
Interest expense included in:
Costs of homes and land sold	38,829	28,118
Homebuilding other income, net	3,158	3,528
Total interest expense	41,987	31,646
EBIT	$340,462	720,697
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

7-7-7
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	First Quarter
	2026	2025
Homebuilding revenues:
Sales of homes	$6,272,922	7,240,546
Sales of land	15,158	35,326
Other homebuilding	10,483	7,998
Total homebuilding revenues	6,298,563	7,283,870

Homebuilding costs and expenses:
Costs of homes sold	5,321,614	5,888,144
Costs of land sold	31,311	36,077
Selling, general and administrative	617,495	615,739
Total homebuilding costs and expenses	5,970,420	6,539,960
Homebuilding net margins	328,143	743,910
Homebuilding equity in earnings from unconsolidated entities	38,181	35,004
Homebuilding other income, net	6,704	30,359
Homebuilding operating earnings	$373,028	809,273

Financial Services revenues	$215,555	277,077
Financial Services costs and expenses	124,242	133,594
Financial Services operating earnings	$91,313	143,483

Multifamily revenues	$82,499	63,196
Multifamily costs and expenses	90,428	73,376
Multifamily equity in earnings from unconsolidated entities and other income (expense), net	25,788	10,157
Multifamily operating earnings (loss)	$17,859	(23)

Lennar Other revenues	$22,859	7,402
Lennar Other costs and expenses	43,684	23,564
Lennar Other equity in earnings (loss) from unconsolidated entities and other	741	(10,618)
Lennar Other gains (losses) from technology investments	14,838	(62,503)
Lennar Other operating loss	$(5,246)	(89,283)

8-8-8
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey and Pennsylvania
Central: Alabama, Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, South Carolina and Tennessee
South Central: Arkansas, Kansas, Oklahoma and Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	First Quarter
	2026	2025	2026	2025	2026	2025
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,150	4,384	$1,583,951	1,696,242	$382,000	387,000
Central	3,801	3,956	1,345,033	1,530,193	354,000	387,000
South Central	5,039	4,730	1,160,180	1,160,523	230,000	245,000
West	3,868	4,756	2,251,747	2,888,685	582,000	607,000
Other	5	8	3,884	5,886	777,000	736,000
Total	16,863	17,834	$6,344,795	7,281,529	$374,000	408,000
Of the total homes delivered listed above, 84 homes with a dollar value of $72 million and an average sales price of $856,000 represent homes from unconsolidated entities for the first quarter 2026, compared to 80 homes with a dollar value of $41 million and an average sales price of $512,000 for the first quarter 2025.

	First Quarter
	2026	2025	2026	2025	2026	2025	2026	2025
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	359	341	4,480	4,063	$1,711,647	1,561,862	$382,000	384,000
Central	452	436	4,592	4,550	1,636,213	1,800,195	356,000	396,000
South Central	429	387	5,005	4,921	1,163,614	1,172,861	232,000	238,000
West	437	418	4,431	4,811	2,622,800	2,888,650	592,000	600,000
Other	1	2	7	10	5,112	7,164	730,000	716,000
Total	1,678	1,584	18,515	18,355	$7,139,386	7,430,732	$386,000	405,000
Of the total new orders listed above, 71 homes with a dollar value of $31 million and an average sales price of $440,000 represent homes in seven active communities from unconsolidated entities for the first quarter 2026, compared to 101 homes with a dollar value of $60 million and an average sales price of $593,000 in 11 active communities for the first quarter 2025.

	First Quarter
	2026	2025	2026	2025	2026	2025
Backlog:	Homes		Dollar Value		Average Sales Price
East	5,152	3,038	$1,897,184	1,350,594	$368,000	445,000
Central	4,263	4,006	1,563,856	1,667,175	367,000	416,000
South Central	3,011	3,027	659,412	725,427	219,000	240,000
West	3,160	3,071	1,919,087	2,021,262	607,000	658,000
Other	2	3	1,228	1,626	614,000	542,000
Total	15,588	13,145	$6,040,767	5,766,084	$388,000	439,000
Of the total homes in backlog listed above, 66 homes with a backlog dollar value of $45 million and an average sales price of $687,000 represent the backlog from unconsolidated entities at February 28, 2026, compared to 100 homes with a backlog dollar value of $83 million and an average sales price of $827,000 at February 28, 2025.

9-9-9
LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	February 28, 2026	November 30, 2025
ASSETS
Homebuilding:
Cash and cash equivalents	$2,085,384	3,441,324
Restricted cash	27,541	25,930
Receivables, net	960,912	1,002,629
Inventories:
Finished homes and construction in progress	9,547,262	8,822,271
Land and land under development	928,517	1,098,961
Inventory owned	10,475,779	9,921,232
Consolidated inventory not owned	1,646,284	1,696,401
Inventory owned and consolidated inventory not owned	12,122,063	11,617,633
Deposits and pre-acquisition costs on real estate	6,824,948	6,383,633
Investments in unconsolidated entities	1,479,812	1,545,370
Goodwill	3,442,359	3,442,359
Other assets	1,787,517	1,794,378
	28,730,536	29,253,256
Financial Services	2,808,039	3,377,413
Multifamily	842,100	902,136
Lennar Other	829,667	897,632
Total assets	$33,210,342	34,430,437

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,737,575	1,812,484
Liabilities related to consolidated inventory not owned	1,447,697	1,476,376
Senior notes and other debts payable, net	4,065,459	4,084,686
Other liabilities	2,353,359	2,691,876
	9,604,090	10,065,422
Financial Services	1,390,277	2,010,598
Multifamily	88,547	113,361
Lennar Other	95,165	100,447
Total liabilities	11,178,079	12,289,828

Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	26,319	26,158
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,993,733	5,909,726
Retained earnings	22,577,374	22,471,471
Treasury stock	(6,727,316)	(6,457,609)
Accumulated other comprehensive income	5,606	6,011
Total stockholders’ equity	21,879,376	21,959,417
Noncontrolling interests	152,887	181,192
Total equity	22,032,263	22,140,609
Total liabilities and equity	$33,210,342	34,430,437

10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28, 2026	November 30, 2025	February 28, 2025
Homebuilding debt	$4,065,459	4,084,686	2,211,272
Stockholders' equity	21,879,376	21,959,417	22,728,038
Total capital	$25,944,835	26,044,103	24,939,310
Homebuilding debt to total capital	15.7%	15.7%	8.9%

Homebuilding debt	$4,065,459	4,084,686	2,211,272
Less: Homebuilding cash and cash equivalents	2,085,384	3,441,324	2,283,928
Net homebuilding debt	$1,980,075	643,362	(72,656)
Net homebuilding debt to total capital (1)	8.3%	2.8%	(0.3)%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.